Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of July 1, 2014 (the “Effective Date”), and is made by and between Epiq Systems, Inc., a Missouri corporation (the “Company”), and Karin-Joyce Tjon Sien Fat (“Executive”), an individual.

WHEREAS, the Company and Executive desire to enter into this Agreement providing for, among other things, Executive’s employment by the Company on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.              Definitions.  For purposes of this Agreement:

(i)                                     “Affiliates” means with respect to an entity, any entity that Controls, is Controlled by, or is under common Control with, that entity, and shall include Subsidiaries.

(ii)                                  “Cause” shall mean with respect to Executive one or more of the following: (i) Executive being charged with a felony under the laws of the United States or any state thereof, or any act of fraud, dishonesty or moral turpitude; (ii) commission of an act or omission that subjects Executive to being enjoined, suspended, barred or otherwise disciplined for violation of any laws, regulations and rules applicable to Executive, the Company, or any if its Affiliates; (iii) the commission by Executive of any act or omission that constitutes misconduct and is injurious to the Company or any of its Affiliates; (iv) Executive’s repeated conduct causing Company or any of its Affiliates public disgrace or disrepute or substantial economic harm; (v) Executive’s failure or refusal to perform any lawful duty under this Agreement or as reasonably directed by the CEO, which failure is not cured, if curable, within five (5) business days after delivery of notice thereof to Executive; (vi) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Affiliates to the disadvantage or detriment of the Company or any of its Affiliates; (vii) commission by Executive of any willful act taken by Executive in bad faith against the interests of the Company or any of its Affiliates; (viii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates; or (ix) any material breach of this Agreement which, if curable, is not cured within ten (10) business days after delivery of written notice thereof to Executive;.  The cure period may be extended for such reasonable time as is necessary to affect a cure as long as the Executive in the sole discretion of the CEO begins to take reasonable steps to cure the event within the first five (5) days so long as the Executive acts diligently to cure the event.  “Cause” also includes any of the above grounds for dismissal regardless of whether the Company or any of its Affiliates learns of it before or after terminating Executive’s employment.

(iii)                               “Confidential Information” means and includes any and all confidential and/or proprietary information of the Company, its Affiliates and their respective customers and suppliers, including but not limited to information relating to the following: proprietary information; technical data, inventions, trade secrets, intellectual property, know-how, software, developments, processes, formulas, technology, designs, drawings, engineering, hardware configuration; business matters, business strategies, affairs, finances, sales, financial condition, operations; marketing, product information, research, product plans, products, services, customer lists, customers, markets; former, current, or prospective clients, vendors or employees; and other information in any form of a similar nature not available to the public; provided that Confidential Information does not include any of the foregoing information or items that are publicly known and generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item(s) or information involved.

(iv)                              “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

(v)                                 “Disputes” (and each, a “Dispute”) means any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the parties hereunder or any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof relating to the resolution of disputes and questions including without limitation concerning arbitrability or any claim under any state or federal statute or common law theory governing or relating to the employment relationship (except claims for workers compensation or unemployment benefits).

(vi)                              “Employment Period” means the period of time from and including the Effective Date through and including the End Date.

(vii)                           “End Date” means the last day of employment of the Executive by the Company.

(viii)                        “Executive Committee” means the executive management of the Company (e.g., the Chief Executive Officer (“CEO”), President, Chief Operating Officer, Chief Financial Officer, and other C-level executive management of the Company).

(ix)                              “Good Reason” shall mean if Executive resigns from employment with the Company as a result of one or more of the following reasons: (i) a material reduction in Executive’s responsibilities, duties or authority, without Executive’s express prior authorization which shall not be unreasonably withheld, delayed or conditioned; (ii) any failure by the Company to provide, or a material reduction in, any compensation or benefits agreed to be provided under this Agreement; (iii) any requirement that Executive’s principal office be based more distant than fifty (50) miles from Kansas City, Kansas; or (iv) any material breach by the Company of this Agreement; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within fifteen (15) days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder; and

provided further that, in order for Executive’s resignation for Good Reason to be effective hereunder, the Company must not have cured such event (if curable) within thirty (30) days after receiving written notice thereof, or if the event cannot be reasonably cured within thirty (30) days, the cure period shall be extended for such reasonable time as is necessary to effect a cure as long as the Company begins to take reasonable steps to cure the event within the first thirty (30) days.

(x)                                 “Prior Inventions” means all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Executive prior to Executive’s employment with the Company, as set forth on Exhibit B hereto.

(xi)                              “Release” means the Company’s executive separation (or similar) and general release agreement providing for among other things the release of all Claims (as defined therein) Executive may have against the Company and its Affiliates and other Released Parties (as defined therein).

(xii)                           “Restricted Period” means: (i) if the End Date is on or before December 31, 2015, the twelve (12) month period following the End Date; or (ii) if the End Date is on or after January 1, 2016, the eighteen (18) month period following the End Date.

(xiii)                        “Separation Payment” means if the End Date is: (i) on or after the Effective Date through and including December 31, 2014, an amount equivalent to Executive’s Base Salary during such period; (ii) on or after January 1, 2015 through and including December 31, 2015, an amount equivalent to Executive’s Base Salary and non-equity incentive compensation during such period; and (iii) on or after January 1, 2016, an amount equivalent to Executive’s Base Salary and non-equity incentive compensation for the-then prior fiscal year of the Company.

(xiv)                       “Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by a parent company, directly or indirectly.

(xv)                          “Taxes” means any and all federal, state, local or foreign withholding taxes, excise tax, or employment taxes or any other taxes applicable to this Agreement.

(xvi)                       “Work Product” means all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, trademarks and copyrights, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable or capable of being registered under applicable trademark or copyright law) which relate to the Company’s and any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive or other employees, officers, directors or agents of the Company and any of its Affiliates (whether alone or jointly with others) while employed by the Company and its Affiliates (or any of their predecessors or successors), whether before or after the Effective Date.

2.              Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.  Although Executive’s principal location for employment shall be Kansas City, Kansas, Executive agrees that Executive will travel as business conditions warrant and as reasonably requested.

3.              Position and Duties.

(a)         During the Employment Period (as defined below), Executive shall serve as Executive Vice President, Chief Financial Officer, and Treasurer of the Company, and shall have the normal duties, responsibilities, functions and authority of such positions as assigned from time to time by the Company which shall include without limitation overall responsibility and supervision of the Company’s and its Affiliates’ corporate finance, accounting, tax, control, insurance, and any other financial matter.  Without limiting the Company’s discretion concerning the assignment of reasonable future duties to Executive, Executive will have the duties described in this paragraph.  Without limiting the generality of the foregoing, Executive’s duties as Chief Financial Officer shall include, but be not limited to, the following: (i) serving as the Company’s and its Affiliates’ principal financial and accounting officer reporting directly to the Chief Executive Officer of the Company; (ii) managing the Company’s and its Affiliates’ accounting departments and operations (including internal controls); (iii) managing the Company’s and its Affiliates’ finance operations and banking matters; (iv) raising capital; (v) overseeing the Company’s and its Affiliates’ audits; (vi) overseeing the Company’s and its Affiliates’ compliance with and adherence to all Securities and Exchange Commission (“SEC”) reporting obligations and applicable rules and regulations; (vii) budgeting and financial planning and regular, ongoing reporting to the Chief Executive Officer (and the Executive Committee) of the Company concerning the Company’s actual performance compared to budgeted and planned income and expense across various categories; (viii) managing relationships with the Company’s and its Affiliates’ creditors and other investment banks, commercial banks, lending institutions and insurance companies; (ix) interacting with financial analysts and rating agencies; (x) overseeing and managing risk management, insurance, and compliance; (xi) overseeing and managing investor relations; (xii) managing the Company’s and its Affiliates’ relationships with outside accountants and auditors; (xiii) making reports from time to time to the Company’s Board of Directors concerning matters within Executive’s areas of job responsibility; and (xiv) and preparing in consultation with the Chief Executive Officer of the Company and other members of the Executive Committee all reports, summaries, and other informative and analytical materials to be presented to the Board. Executive hereby accepts such employment and agrees to devote Executive’s full employment energies, interest, abilities and time to the performance of Executive’s duties to the Company or any of its Affiliates as assigned by the Company. Executive shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the reasonable instructions, directions, requests, rules and regulations of the Company in connection with the performance of Executive’s duties.

(b)         Executive agrees that, during the Employment Period, Executive’s services shall be exclusive to the Company and therefore Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and its Affiliates are involved or become involved during the Employment Period, nor will Executive engage in any other activities that conflict with Executive’s obligations to the Company and its Affiliates.  Executive agrees to the Conflict of Interest Guidelines annexed hereto as Exhibit C.  Notwithstanding the foregoing, Executive may perform such other work, whether for consideration or as a volunteer only if and to the extent that such other work does not interfere with Executive’s duties for the Company.  Executive shall not make any investment of money or time in any business that is or may be competitive or which is being formed or organized to be competitive with or similar to or adverse to any of the Company’s or any of its Affiliates’ businesses, services, or product(s), whether such business is conducted by a proprietorship, partnership, corporation or other entity or venture.

4.              Compensation and Benefits.

(a)         Upon the commencement of the Employment Period, Executive’s base salary shall be Six Hundred Thousand Dollars ($600,000.00) per annum (less applicable Taxes) (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as such practices may be in effect from time to time).

(b)         During the Employment Period, Executive shall be entitled to participate in all of the employee benefit programs of the Company for which members of the Executive Committee are generally eligible, as such programs may be modified, replaced or eliminated from time to time. Any payment that Executive is required to make pursuant to such employee benefit programs may be adjusted or implemented from time to time consistent with changes affecting the participants generally in such programs.

(c)          During the Employment Period, Executive shall be entitled to up to four (4) weeks of paid vacation per calendar year, which amount shall be pro-rated for any partial calendar year of employment during the Employment Period; provided, however, that Executive shall schedule such vacation time with the CEO and the Executive Committee in a manner consistent with the business needs of the Company and its Affiliates.  Executive’s unused vacation time shall not be carried forward to any subsequent calendar year, and no compensation shall be payable in lieu thereof.

(d)         During the Employment Period, the Company shall reimburse Executive for all reasonable and appropriate expenses actually incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, consistent with the Company’s policies in effect from time to time with respect to such expenses, upon presentation of expense statements, vouchers or other supporting information as may be required under such policies in effect from time to time.

(e)          All amounts payable to Executive as compensation hereunder (including Section 5 hereof) shall be subject to all required and customary withholding by the Company.

5.     Term.

(a)   Executive’s employment shall commence on the Effective Date and shall continue during the Employment Period up to and including the End Date; provided that: (i) the Employment Period shall terminate immediately upon Executive’s resignation or retirement (with or without Good Reason (as defined below)); and (ii) the Employment Period may be terminated by the Company at any time for Cause (as defined below) or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b)   If the Employment Period is terminated by the Company without Cause or by the Executive for Good Reason, then Executive shall be entitled to receive the Separation Payment.  Notwithstanding the foregoing, Executive shall not be entitled to receive the Separation Payment pursuant to this Section 5(b) unless and until: (x) Executive has executed and delivered the Release to the Company; and (y) the Release has become fully effective in all respects; and (z) Executive reaffirms and does not breach the post-termination obligations contained in this Agreement and has not breached the provisions of the Release or breached the provisions of Sections 6, 7, 8 or 9 hereof.  For clarification purposes, the post-termination obligations of this Agreement including but not limited to Sections 6, 7 or 9 of this Agreement shall remain in effect following such a termination in the event the Executive does not execute the Release.

(c)   If the Employment Period is terminated at any time for any reason other than as described in Section 5(b) above (e.g., upon Executive’s death, a termination for Cause, or if Executive resigns without Good Reason), Executive shall only be entitled to receive Executive’s Base Salary through the date of termination and shall not be entitled to any other salary, compensation, payments or benefits from the Company and its Affiliates thereafter, except as required by applicable law.  For clarification purposes, the post-termination obligations of this Agreement including but not limited to Sections 6, 7 and 9 of this Agreement shall remain in effect following such a termination.

(d)   Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.

6.     Confidential Information.

(a)   Executive acknowledges and agrees that Confidential Information concerning the business or affairs of the Company and any of its Affiliates (which will include certain third party confidential information entrusted to the Company and its Affiliates) will be obtained by, created by, or disclosed or made available to Executive’s while Executive is employed by the Company.  Executive agrees that Confidential Information (other than certain third party information owned by such third parties) is the property of the Company and/or its Affiliates, as the case may be.  Executive agrees that at all times during the Employment Period and thereafter, Executive shall not use or disclose or use for Executive’s own purposes any Confidential Information to any person or entity without written authorization from the Board of Directors of the Company, except for the direct benefit of the Company and its Affiliates during the Employment Period and strictly on a need-to-know basis with persons and/or entities that have executed confidentiality agreements with the Company and its Affiliates.  Executive shall deliver to the Company at the End Date, or at any other time the Company may request, all memoranda, notes, plans, documents, electronically stored and hard copy information, information technology assets and devices, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Confidential Information, Work Product or the business of the Company or any of its Affiliates that Executive may then possess or have under Executive’s custody or control.

(b)   Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during the Employment Period, Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the CEO so that Executive’s duties can be modified appropriately.  Executive represents and warrants to the Company that Executive took nothing with Executive which belonged to any former employer when Executive left Executive’s prior position, and that Executive does not have in Executive’s possession, custody or control any information that belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer.  The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.  Executive further represents and warrants that as of the Effective Date, except as set forth on Exhibit A, Executive is not bound by any confidentiality, non-disclosure, invention assignment, or other related agreement, other than this Agreement.

7.     Intellectual Property, Inventions and Patents.  Executive acknowledges that Work Product belongs to the Company or such Affiliate.  Executive shall promptly disclose Work Product to the Company (including as appropriate the CEO, members of the Executive Committee and the Company’s General Counsel) and, at the Company’s expense, perform all actions reasonably requested by the CEO or the Company’s General Counsel or the Board of Directors of the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent that any material produced under this Agreement may not be considered “works made for hire,” or to the extent that this Section 7 is declared invalid either in substance or purpose, in whole or in part, Executive hereby agrees to irrevocably transfer, grant, convey, assign, and relinquish exclusively to the Company (including any of its Affiliates, in the Company’s sole discretion) any and all of Executive’s right, title, and interest, including ownership of copyright, patent and/or trademark rights, to any material conceived, developed, or made by Executive under this Agreement without the necessity of further consideration.

8.     Inventions Retained and Licensed.  Executive acknowledges that Exhibit B accurately specifies a list of Prior Inventions which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, service, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sublicense and sell such Prior Invention as part of or in connection with such product, service, process or machine.

9.     Restrictive Covenants.

(a)   Non-Compete.  Executive acknowledges and agrees that, during the course of Executive’s employment with the Company (including its Affiliates), Executive shall become familiar with the Company’s and its Affiliates’ trade secrets and with other Confidential Information, and that Executive’s services shall be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in consideration of the Company’s agreement to employ Executive and the compensation to be paid to Executive hereunder and in connection with such employment, Executive agrees that, until the end of the Restricted Period, Executive shall not directly or indirectly compete with the Company or any of its Affiliates or own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by any person, corporation, firm or other entity, or in any manner engage in any business that provides any product(s) or service(s) that compete with any product(s) or service(s) offered or provided by the Company or any of its Affiliates within any of their territories.  Nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)   Non-Solicit.  During the Restricted Period, Executive shall not directly or indirectly either on Executive’s own behalf or on behalf of any person or entity that is not the Company or any of its Affiliates: (i) hire, solicit, induce, recruit, or encourage (which includes any attempts to take such actions) (x) any employee or officer and/or agent of the Company or any of its Affiliates to terminate their employment, agency or other agreement with, or leave the employ of, the Company or any of its Affiliates in order to work for any person, corporation, firm, company or business entity other than the Company or any of its Affiliates, or (y) any former employee, officer or agent of the Company or any of its Affiliates to violate any post-termination obligations contained in their agreements with the Company or any of its Affiliates, as the case may be; or (ii) in any way interfere with the relationship between the Company or any of its Affiliates and any employee or agent thereof; or (iii) induce, encourage or attempt to induce or encourage any customer, referral source, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Affiliates.

(c)   Non-Disparagement.  At all times during the Employment Period and thereafter, Executive covenants and agrees that Executive will not take any action or make any statements regarding the Company, its Affiliates, or any of their respective employees, officers, directors, owners, representatives, shareholders, divisions, agents, referral sources or customers that are or could be reasonably perceived to be disparaging, derogatory, critical or otherwise unfavorable.  Executive acknowledges and agrees that the foregoing sentence applies to all statements made by Executive in any forum, including without limitation, any statements made or posted by Executive to a social networking website, blog, chat room, public newsgroup, bulletin board, listserv, instant message, text message, email message or any other electronic communication.

(d)   Executive agrees that the restrictive periods set forth in this Section 9 shall not expire, and shall be tolled, during any period in which the Executive is in violation of any obligation contained in this Section 9, and all restrictions shall automatically be extended by the period the Executive was in violation of any such restrictions.

(e)   Executive further agrees that the provisions of and restraints set forth in this Section 9 are reasonable and necessary to protect the Company and its Affiliates’ respective, legitimate business interests.  For clarification purposes, all post-termination obligations of this Agreement shall remain in effect following the End Date.  For clarification purposes, no act may be taken by the Executive after the End Date on behalf of the Company or any of its Affiliates except as may be expressly set forth in a written agreement by and between the Executive and the Company and/or any of its Affiliates.  In the event that Executive leaves the employ of the Company, and upon obtaining new employment, Executive shall promptly provide written notice to the Company regarding the identity of Executive’s new employer and hereby grants consent to the Company to notify Executive’s new employer about Executive’s rights and obligations under this Agreement.

10.  Enforcement.  If, at the time of enforcement of Sections 6, 7, 8 or 9 of this Agreement, a court or appropriate tribunal holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or appropriate tribunal shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information including Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of Sections 6, 7, 8 or 9 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company and any of its Affiliates (including any of their respective successors or assigns), in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court or other tribunal of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  Executive acknowledges and agrees: (i) that the provisions and restrictions contained in Sections 5, 6, 7, 8 and 9 are reasonable; (ii) that Executive has reviewed the provisions of this Agreement with Executive’s legal counsel; and (iii) that Executive is freely entering into this Agreement.

11.  Executive’s Representations.  Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete or non-solicitation agreement or confidentiality agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

12.  Survival.  Sections 4(e) through 25, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

13.  Notices.  Any notice or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, or (ii) upon delivery by a reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices and communications to Executive and the Company shall be sent to the addresses indicated below:

Notices to Executive:

Karin-Joyce Tjon Sien Fat

6365 Collins Avenue, Apt. 807

Miami Beach, Florida 33141

With a copy to:

Attention:

Notices to the Company:

Epiq Systems, Inc.

Attention: General Counsel

501 Kansas Avenue

Kansas City, KS 66105

Any party hereto, may, by written notice to the other, change its address for receipt of notices hereunder.

14.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.       Complete Agreement.  This Agreement, that certain Offer Letter, dated June 17, 2014, entered into by and between Executive and the Company, and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.       No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.       Counterparts/Electronic Delivery.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  This Agreement, to the extent signed and delivered by electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

18.       Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

19.       Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Kansas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas. Executive expressly consents to the personal jurisdiction of the state and federal courts located in Kansas City, Kansas including for any lawsuit filed there against Executive by the Company arising from or related to this Agreement (subject to Section 23 below).

20.       Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive effectuated in a written amendment to this Agreement that has been signed by both of the parties, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21.       Insurance.  The Company may in its sole discretion apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

22.       Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any Taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid or payable by the Company with respect to any such Taxes owed by Executive.

23.       Dispute Resolution.

(a)         Except as otherwise expressly provided in this Agreement, the parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any Dispute; provided that nothing in this Section 23 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or to seek injunctive relief.  The parties hereby acknowledge and agree that, except as otherwise provided in this Section 23 or in the Employment Arbitration Rules and Mediation Procedures (the “Rules”) promulgated by the American Arbitration Association (the “Arbitration Service”) as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the Federal Arbitration Act, 9 U.S.C. §1 et. seq., as may be amended or superseded.  THE COMPANY AND EXECUTIVE AGREE THAT, BY ENTERING INTO THIS AGREEMENT, THE COMPANY AND EXECUTIVE ARE WAIVING THE RIGHT TO TRIAL BY JURY.  THE COMPANY AND EXECUTIVE FURTHER AGREE THAT THE COMPANY AND EXECUTIVE SHALL BRING CLAIMS AGAINST THE OTHER ONLY IN OUR RESPECTIVE INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.  FURTHER, UNLESS BOTH THE COMPANY AND EXECUTIVE AGREE OTHERWISE, THE ARBITRATOR MAY NOT CONSOLIDATE THE CLAIMS OF MORE THAN ONE PERSON, AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING.  EXECUTIVE UNDERSTANDS THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR OTHER PARTY’S LIKE PROMISE.  EXECUTIVE FURTHER UNDERSTAND THAT EXECUTIVE IS OFFERED EMPLOYMENT IN CONSIDERATION OF EXECUTIVE’S PROMISE TO ARBITRATE CLAIMS.  THE PARTIES AGREE THAT ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BARRED UNLESS COMMENCED WITHIN ONE YEAR AFTER THE EVENT GIVING RISE TO THE CLAIM.

(b)         Except as provided elsewhere herein, in the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same.  If no such resolution is reached within ten (10) business days after the delivery of such notice, the party delivering such notice of Dispute (the “Disputing Person”) may thereafter request that both parties submit the Dispute to mediation, and if both parties agree to do so, then the Dispute will be submitted to mediation. If mediation fails, or if either party refuses to submit the Dispute to mediation, then the Disputing Person may immediately commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a “Notice of Arbitration”).  Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein.  The Arbitrator shall permit and facilitate such discovery as the parties shall reasonably request.  The Company and Executive shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 23 and the Rules.  If the Company and Executive cannot mutually agree on an arbitrator within fifteen (15) business days following receipt of the list of arbitrators from the Arbitration Service, then the Arbitration Service shall appoint an arbitrator no later than twenty-five (25) business days following the parties’ receipt of such list.

(c)          Except as otherwise provided by applicable law, each of the Executive and the Company will pay one-half of all costs of the Arbitration Service and the arbitrator; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and reasonable interest to the prevailing party.

(d)         The arbitration shall be conducted in Kansas City under the Rules as in effect from time to time.  The parties shall use their reasonable best efforts to cause the arbitrator to conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than ninety (90) business days after the delivery of the Notice of Arbitration nor later than thirty (30) days following completion of the arbitration.  Notwithstanding any Missouri law to the contrary, the Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

(e)          Notwithstanding anything to the contrary, nothing in this Section 23 shall be construed to impair the right of any person or entity to seek injunctive or other equitable relief in any court of competent jurisdiction.

24.       Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with the Company and any of its Affiliates in any internal investigation, any administrative, regulatory, settlement, arbitration, mediation, or judicial proceeding or any dispute with a third party as reasonably requested by the Company or any of its Affiliates, including without limitation that Executive will be available to the Company or any of its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s or any of its Affiliate’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company or any of its Affiliates all pertinent information and turning over to the Company or any of its Affiliates all relevant documents which are or may come into Executive’s possession, custody or control all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments. In the event the Company or any of its Affiliates requires Executive’s cooperation in accordance with this Section 24, (i) the Company or any of its Affiliate(s), as appropriate, shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts; and (ii) if Executive is no longer employed by the Company, then the Company or any of its Affiliate, as appropriate, shall pay Executive a per diem consulting charge of $1000.00, and the Company or its Affiliates, as appropriate, may, in its sole discretion, appoint and pay the reasonable fees and expenses of attorneys, accountants and other professionals retained with respect to such matter or matters.

25.       Legal Review.  Executive agrees that Executive has been given a reasonable opportunity to review this Agreement with counsel of Executive’s choosing.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the later date written below.

EPIQ SYSTEMS, INC.

By:	/s/ Terry Gaylord
Name:	Terry Gaylord
Its:
Date:	6/17/14

/s/ Karin-Joyce Tjon Sien Fat
KARIN-JOYCE TJON SIEN FAT

Date:	6/17/2014

EXHIBIT A

Prior Confidentiality, Non-Disclosure and Invention Assignment Agreements

None

EXHIBIT B

Prior Inventions

None

EXHIBIT C

Conflict of Interest Guidelines

[NOT ATTACHED TO FINAL SIGNED DOCUMENT;

WILL BE PROVIDED SEPARATELY]